Fourth Quarter 2004 Earnings
Conference Call
October 28, 2004
8:30 a.m. CDT

Charlie

Welcome, and thank you for joining us today for our fourth quarter earnings conference call.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Also, please note that today we will occasionally refer to estimates from our July 27, 2004 earnings conference call as our “previous estimates.”

Bob, please lead off.

Bob

Good morning everyone. Thanks for joining us to discuss our results for fiscal 2004. We’ll walk you through the performance of our business segments, update you on recent developments and talk about our latest acquisitions.

But first, some perspective on the year. From a financial standpoint, our performance in fiscal 2004 was the best in Oshkosh’s history. We set records for sales, operating income, net income and EPS.

•	Sales reached $2.262 billion, up 17.5%
•	Operating income grew to $180.4 million, up 39.6%, accounting for 8.0% of sales
•	Net income totaled $112.8 million, up 49.2%
•	And EPS reached $3.13, up 44.9% and surpassing our previous estimate of $3.00 per share

Operationally, we moved forward, after prudent deliberation and due diligence, with three acquisitions within the last four months. We were able to close on two of them — JerrDan and BAI — requiring cash and borrowings totaling $113.7 million, and still close the year with debt at $75.9 million. We believe that provides us with the flexibility to keep pushing ahead on our acquisitions strategy in fiscal 2005.

We plan to close the third acquisition, for CON-E-CO, the concrete batch plant manufacturer, for $18.8 million next week. That will give us a full batch plant lineup, now including large-scale plants, and extends our single-source strategy for the industry. The integration of JerrDan and BAI is proceeding smoothly and we will work to make all three acquisitions accretive in 2005.

Even a year of significant achievement is not without its disappointments, and our defense business not landing the UK Support Vehicle contract certainly qualifies as a major one. If passion and dedication had determined the winner, this team would have brought the contract home. Unfortunately, sometimes, even when you provide an exceptional technical and price proposal, the other guy still wins, and that was the case here. Now it’s time to move on. We believe our defense business is strong, and that we have excellent long-term opportunities both domestically and internationally. I’ll talk more about this in a few minutes.

As you are aware, all of our businesses were impacted by the continued rise in steel costs. Just as our markets were rebounding, steel hikes nicked us for $0.17 per share during fiscal 2004 — despite several price surcharges that we levied during the year.

We don’t anticipate steel costs to go down anytime soon. We expect unrecovered steel cost increases could cost us $0.35 EPS in fiscal 2005. We are continually assessing our pricing strategy and are levying surcharges as we can to deal with the situation. Across our product lines, we’ve raised our selling prices in a range of 4.5% to 9.0% in fiscal 2004 in response to this situation, and we’re contemplating another round of increases to take effect shortly. The dilemma is that many of our competitors haven’t made the same moves and it’s a challenge to sustain these higher price levels.

That being said, we are quite pleased with the company’s fiscal 2004 performance and believe it provides excellent fuel to move full throttle into 2005. And, there are a number of developments that make us optimistic.

I’ll start with our defense business.

Defense

Our US business has never been stronger and continues to benefit from requirements associated with Operation Iraqi Freedom.

In terms of rebuilding the Army’s fleet, we now have a four-year, fixed price contract covering our heavy trucks that were damaged in Iraq. We’ve only begun to see the funding associated with the total operational requirements on this program and upcoming supplemental funding bills could add to this contract.

For the Marine Corps, we don’t yet have a rebuild contract in place, but we believe they have damaged MTVRs that may need repair.

In addition, there has been a renewed emphasis on armoring logistics fleets as indicated by our $144.6 million contract, which is funded at the 50% level, from the Marine Corps to provide MTVR armor kits. We’ve also been armoring our heavy trucks and other vehicles in theater for the Army since March. Eventually, we believe there is an opportunity to armor a percentage of the trucks produced on our moving assembly line every day.

And, as has been the case for the past two years, defense parts and service continues to offer upside potential. There is a significant service potential arising from the heavy usage of tactical vehicles in Iraq.

Now let’s turn to the Fire and Emergency Segment.

Fire and Emergency

Domestic municipal markets have improved. Market share gains, homeland security market development, improving municipal budgets and a trend toward complex, high-end apparatus drove an exceptional order rate for Pierce. Fire apparatus orders reached all time highs in fiscal 2004, which we expect will result in strong shipments and earnings for the majority of fiscal 2005. We expect strong order rates to continue, and we’ll work to maintain our innovation leadership status to help drive sales.

Commercial

Moving to the Commercial business, you’ll recall it’s divided into refuse hauling and concrete placement. In the refuse industry, municipal spending is on the rise, and the Big Three haulers have reported plans to increase their capital spending as well. At all three, we’re poised to meet any surge in demand.

We estimate European municipal markets experienced a downturn of 15% in 2004, following a 5% downturn in 2003. We also believe that selling prices declined in several countries across Europe. This, compounded by significant investments to convert our Emmeloord operations for production of our new-style, smooth-sided refuse bodies, led the Geesink Norba Group to report a loss. However, Geesink Norba Group’s plants are more efficient following installation of new moving lines in The Netherlands. And, we’ve only begun to realize sales opportunities for the new smooth-sided bodies and the new Valu€Pak line of value-priced rear loaders.

At this point we don’t see recovery in the refuse market across Europe as a whole. We will aggressively promote our Valu€Pak line built in Romania to help drive revenues.

I must say that McNeilus significantly underperformed this year. They didn’t ramp up production effectively to support the peak sales season. We were unable to raise selling prices fast enough to offset steel and component cost increases. The Revolution® launch faltered and didn’t deliver the sales and earnings we expected. And, their profitability was unacceptably low.

We have taken important steps that we expect will turn McNeilus around.

First, we installed an outstanding new president, Mike Wuest, and hired new operations personnel with exceptional expertise in lean.

Second, we introduced lean principles during the last six months to help them to streamline their production processes, reduce inventories and eliminate waste. We’ve conducted numerous focused improvement events at McNeilus’ main production facility and the Revolution facility. That’s reduced lead times and we’re on time with our deliveries again. It’s also freed production space so we can insource more fabrications at lower costs. Our fourth quarter results did suffer because of initial lean implementation costs, but most of those costs are now behind us. At this point, we believe McNeilus’ operations are poised for increased profitability in fiscal 2005.

Third, we’ve increased our selling prices on multiple occasions to attempt to recover the rapidly rising steel costs experienced in fiscal 2004. We are also contemplating further selling price increases to take effect shortly.

Fourth, regarding the Revolution drum, in the past few months, we have developed and tested a new, smoother surface finish and we’ve stabilized our production process control issues that were impacting the consistency of our composites. We’ve been waiting for the moment when all of our process problems were behind us and we could finally turn our sales force on. That moment arrived this month. We believe they’re the best sales team in the business and they are now moving ahead full throttle in promoting the Revolution drum. We expect it will be a few more months until we achieve our material cost target, but the sales effort is in full swing and gaining momentum. Overall, we’re very pleased with the product’s status.

Beyond that, fiscal 2005 looks to be a solid year for demand for concrete mixers, and fiscal 2006 may see an increase in the market, ahead of changes in engine emission standards that become effective January 2007.

Taking a holistic view of fiscal 2005, we have increased our EPS estimate to $3.45 per share, or 10.2% ahead of fiscal 2004. Our previous estimate was $3.30.

Charlie, please provide details of our fourth quarter results and of our estimates for fiscal 2005.

Charlie

Good morning.

During the fourth quarter, the Company’s fire and emergency segment stepped up to be the driving force in our earnings. Looking to fiscal 2005, we again expect our fire and emergency segment, along with our commercial segment, to push our earnings forward, while we expect our defense business to remain strong and offer upside potential if funding becomes available to fully meet the operational requirements of the Iraq conflict.

Fourth Quarter Results

For the fourth quarter, consolidated sales were up 28.1% compared to last year, with consolidated operating income up 13.5% compared to last year. EPS rose 12.2% during the fourth quarter.

There were several factors impacting the comparability of results between the fourth quarters of fiscal 2004 and 2003 that were highlighted in our earnings press release this morning. I’ll address them while reviewing individual business segment results, starting now with defense.

Defense

Our defense parts and service sales more than doubled during the fourth quarter, largely due to requirements related to Operation Iraqi Freedom. This led to a rise in our defense sales of 12.7% to $224.5 million in spite of lower international defense truck sales. Year-over-year operating income declined 4.9% to $33.7 million in the fourth quarter. A larger cumulative catch-up adjustment to MTVR base contract margins in the fourth quarter of fiscal 2003 than in the fourth quarter of fiscal 2004 drove the earnings decline in this segment. In the fourth quarter of fiscal 2003, the Company recorded a $9.2 million cumulative catch-up adjustment to increase MTVR base contract margins by 1.2%. In the fourth quarter of fiscal 2004, the Company raised its MTVR base contract margins by 0.5% to 7.6%, recognizing a cumulative catch-up adjustment to increase earnings by $4.6 million. The MTVR contract margin adjustment in the fourth quarter of fiscal 2004 reflected lower estimates for material cost escalation than expected at the current low production rate under the contract and improved overhead absorption related to higher defense production volumes than expected resulting from increased business related to the conflict in Iraq, which were offset in part by higher than expected warranty experience.

Defense operating income performance in the fourth quarter exceeded our previous estimates by $13.4 million. In addition to the MTVR adjustment of $4.6 million, the improved performance versus estimates arose due to higher sales than previous estimates, certain favorable contract negotiations and better than anticipated cost performance.

Fire and Emergency

The Company’s fire and emergency segment had an outstanding quarter. Sales increased 50.4% to $198.7 million in the fourth quarter. The JerrDan and BAI acquisitions contributed $35.4 million in sales during the fourth quarter. Sales rose 23.6% for our other business units in this segment in the quarter as the Company began to benefit, as anticipated, from substantially higher order rates for fire apparatus and airport products in fiscal 2004 as municipal spending began to recover nationally and as federal homeland security funding became available to states and municipalities. We believe that municipal orders for fire apparatus, especially homeland security apparatus, began to recover strongly during fiscal 2004 and we believe this trend should also benefit fiscal 2005 results.

Operating income rose 63.1% to $19.0 million, or 9.5% of sales, in the fourth quarter, slightly below our previous estimates. The JerrDan and BAI acquisitions contributed operating income of $1.2 million during the fourth quarter. Operating income for our other business units in the segment increased 52.9% during the fourth quarter, largely reflecting the higher sales level, but also a favorable product mix and improved overhead absorption resulting from the higher sales volume.

Effective mid-October, we again raised fire apparatus prices in response to the significant steel cost increases described by Bob. This time, the rise in orders prior to the effective date of the price increase was smaller than the surge experienced in the third quarter of fiscal 2004, and most of the rise occurred in October, subsequent to the close of our fiscal year. But, overall, order rates were strong all fiscal year, driving Pierce’s backlog up 37.1% at September 30, 2004 compared to the prior year.

Commercial

Looking at the commercial segment, compared to the prior year, sales were up 30.9% in the fourth quarter to $234.5 million, but operating income was down 21.0% to $4.9 million. Prior year results included approximately $4.0 million of engineering and development expenses for the roll-out of the Revolution drum.

Concrete placement sales surged 54.6% in the fourth quarter, while domestic refuse sales rose 25.5%. Conversely, European refuse sales declined 12.8% in U.S. dollars but were down 20.4% in local currency during the fourth quarter as market conditions remained weak in Europe.

Given the more than thirty percent sales increase in the quarter, our earnings should have improved by at least a similar percentage, but an operating loss in European refuse more than offset slightly improved concrete placement and domestic refuse operating income. We anticipated the loss in European refuse, which reflected both weak market conditions and a seasonally slow period for sales due to extended holiday periods in Europe in July and August. Unrecovered steel cost increases totaled over $2.6 million in the commercial segment in the fourth quarter. That alone was more than the total decline in operating income in the segment during the quarter. In addition, we spent heavily to roll out lean training during the quarter. We believe the lean team’s work contributed significantly to excess inventory disposals totaling $1.2 million in the fourth quarter. We also increased warranty accruals during the fourth quarter. Compared to previous estimates, commercial segment operating income came up $6.2 million short, largely due to the reasons just described.

Now, based on the benefits of the lean and pricing initiatives Bob referred to earlier and generally strong backlogs, we expect commercial segment performance to stabilize in the first quarter of fiscal 2005 and then improve sharply as these initiatives take hold. At September 30, rear-discharge unit backlog was up 41.3% compared to prior year levels, while our front-discharge unit backlog was up 49.7%. Our domestic refuse unit backlog was down 2.0% at September 30, 2004 compared to prior year levels, while Geesink Norba’s unit backlog was up 3.0% compared to prior year levels.

Corporate

At corporate, our operating expenses were down $1.6 million in the fourth quarter compared to the prior year primarily due to lower legal costs. Net interest costs declined $1.5 million during the fourth quarter due to lower average borrowings. Results in the fourth quarter of fiscal 2003 were adversely impacted by a $6.3 million charge related to the early retirement of previously outstanding senior subordinated notes.

Taxes

With respect to income taxes, the Company’s effective income tax rate in fiscal 2003 was favorably impacted by an income tax audit settlement that increased earnings by $0.10 per share.

Fiscal 2005 Outlook

Turning to our fiscal 2005 outlook, we are assuming no additional acquisitions in the estimates that follow other than CON-E-CO, which we expect to close shortly.

We are estimating consolidated sales of $2.65 billion, up 17.1% from fiscal 2004 sales. We expect fire and emergency sales to be up 36.7% to $820.0 million. We expect sales contributions from the JerrDan and BAI acquisitions to grow from $35.4 million in fiscal 2004 to $170.0 million in fiscal 2005 due to inclusion of their results for a full year. The remaining sales growth of $85.7 million in this segment represents an expected growth rate of approximately 15.2% for other businesses in the segment. Our fire and emergency sales estimate is up $35.0 million from previous estimates, due to an improving order trend described earlier.

We expect defense sales to increase $125.9 million, or 16.3%, to $900.0 million in fiscal 2005. That’s up sharply from our previous estimate of $730.0 million for fiscal 2005. Over the last thirty days, we announced the signing of two contracts that significantly impacted this estimate increase. We announced a contract to provide the U.S. Marine Corps with kits to armor and air condition MTVR trucks operating in Iraq. We also announced a four-year, fixed-price contract for the U.S. Army to rebuild our heavy-payload trucks damaged in Iraq. We reflected our funding estimates for these contracts in our new defense sales estimate for fiscal 2005. Lastly, we have increased our estimate of our parts and service sales in fiscal 2005.

In the commercial segment, we are projecting sales growth of 4.2% to $945.0 million. We are estimating that CON-E-CO will contribute nearly $25.0 million to sales in this segment in fiscal 2005. Following significant sales growth in fiscal 2004, we are projecting modest sales growth of approximately 6.0% in concrete placement and 4.0% in domestic refuse. Our concrete placement sales estimate includes the sale of an estimated 1,000 Revolution® drums, up from 411 in fiscal 2004. We are estimating slightly lower European refuse sales in fiscal 2005.

By quarter in fiscal 2005, we believe these sales expectations would result in consolidated sales of approximately $598.0 million in the first quarter, $612.0 million in the second quarter, $757.0 million in the third quarter and $683.0 million in the fourth quarter.

With respect to operating income, we are projecting consolidated operating income to be up about 14.7% to $207.0 million, or 7.8% of sales, in fiscal 2005. By segment, we are projecting fire and emergency operating income to grow 43.7% to $79.0 million, or 9.6% of sales, in fiscal 2005. That’s unchanged from our previous estimate. We expect the contributions to operating income associated with the JerrDan and BAI acquisitions to grow $16.3 million from $1.2 million in fiscal 2004 to $17.5 million, or 10.3% of sales, in fiscal 2005 due to inclusion of their results for a full year. We estimate that depreciation and amortization associated with these acquisitions will approximate $2.2 million in fiscal 2005. We expect the operating income of our other fire and emergency businesses to grow approximately 14.4%, or $7.7 million, in fiscal 2005.

In defense, we estimate that operating income will decline 10.1%, or $12.9 million, to $115.0 million in fiscal 2005, an improvement of $15.0 million from our previous estimate. Our defense operating income estimate in fiscal 2005 assumes MTVR base contract margins of 7.6%. In fiscal 2004, cumulative catch-up adjustments to increase MTVR contract margins in the first, third and fourth quarters added $19.5 million of operating income. Our estimates for fiscal 2005 assume no such margin adjustments. We do expect our operating income margins in the defense segment to benefit in fiscal 2005 from an improved product mix, in spite of significant unrecovered steel cost increases.

Lastly, in the commercial segment, we project operating income to increase 55.0% in fiscal 2005 to $54.0 million. That’s down $5.0 million from our previous estimate due to a more cautious outlook generally, and the estimate now includes a $2.0 million expected contribution to operating income from CON-E-CO. We estimate that CON-E-CO’s depreciation and amortization will approximate $0.5 million in fiscal 2005. We are projecting concrete placement and domestic refuse operating income to each grow approximately 40.0% due to estimated improvements in product mix and lower manufacturing costs. We continue to project that the Geesink Norba Group returns to modest profitability on slightly lower sales in fiscal 2005 due to manufacturing efficiencies we anticipate following the streamlining of manufacturing processes in fiscal 2004.

We expect corporate expenses to increase to approximately $41.0 million in fiscal 2005 based on personnel cost increases and other expense increases. That’s up from our previous estimate of $37.0 million. We are projecting net interest costs and other income and expense items to increase to $7.0 million in fiscal 2005 due to higher average borrowings resulting from acquisitions.

These estimates, assuming an effective tax rate of 37.0%, $2.0 million of equity in earnings of our leasing partnership and $0.5 million of minority interest in earnings of BAI, lead to a net income estimate of $127.6 million for fiscal 2005. Assuming 37,000,000 average diluted shares outstanding in fiscal 2005, we expect EPS to grow 10.2% to $3.45. This estimate reflects a $0.35 adverse impact from unrecovered steel cost increases.

By quarter, we expect net income to approximate $25.9 million in quarter one, $23.4 million in quarter two, $39.7 million in quarter three and $38.6 million in quarter four. Again, assuming 37,000,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.71 in quarter one, $0.64 in quarter two, $1.07 in quarter three and $1.02 in quarter four.

These quarterly earnings estimates reflect substantially lower earnings per share in the first quarter, relatively flat earnings per share in the second quarter and significantly higher earnings per share in the second half of fiscal 2005 compared to fiscal 2004. In the first half of fiscal 2005, we expect a weaker mix of Family of Heavy Tactical Vehicle contract and international defense truck sales. Also, earnings in the first quarter of fiscal 2004 included an adjustment to increase MTVR margins. In the second half of fiscal 2005, we expect sales to commence under the U.K. Wheeled Tanker and MTVR armoring contracts and Geesink Norba Group earnings to improve compared to prior year levels. We also anticipate fire and emergency and domestic commercial earnings improving progressively during fiscal 2005.

What key risks are involved in our estimates? We may not be able to improve McNeilus and Geesink Norba Group earnings and may be unsuccessful or incur unexpected costs in integrating acquisitions. Steel cost increases could also continue and further outpace our selling price increases. Upsides to these estimates primarily involve potential new defense truck sales or truck overhaul orders with the U.S. Department of Defense arising from the conflict in Iraq and the opportunity to improve MTVR margins should manufacturing costs continue to improve. Please review our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions other than CON-E-CO, we estimate that debt will improve slightly from our previous estimates in spite of the anticipated CON-E-CO acquisition. We expect debt to increase to $100.0 million at December 31, 2004 and $110.0 million at March 31, 2005 due to seasonal working capital demands and then decline to $65.0 million at June 30, 2005 and $20.0 million at September 30, 2005. We expect capital spending to approximate $30 million in fiscal 2005, much of which will continue to support the continued rollout of the Revolution® composite mixer drum. And, we continue to actively pursue additional acquisitions, which may require further cash resources.

Bob will close our prepared remarks.

Bob

We appreciate your time and interest today. We’re proud of our performance this past year and are quite optimistic about fiscal 2005. Our balance sheet is nicely delevered so we expect to continue to target acquisitions. We plan to expand our lean initiative throughout the organization and move each of our businesses forward full throttle.

Operator, please begin the question and answer period.

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